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     THE ASSOCIATES.

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                NEWS

  News Media: (972) 652-4522              FOR IMMEDIATE RELEASE



       LONG-TIME LEADER OF THE ASSOCIATES TO RETIRE;
    FIVE EXECUTIVES NAMED TO SENIOR LEADERSHIP POSITIONS


       Dallas -- (Sept. 29, 1998) -- Keith W. Hughes, chairman and chief executive officer of Associates First Capital Corporation (NYSE: AFS), today announced the retirement in early 1999 of Harold D. Marshall, 62, president and chief operating officer of the financial services corporation. "Hal culminates an illustrious 38-year career at The Associates where his legacy will remain the strength of the management team he has led and developed," Hughes said.

       According to Hughes, the company will not name a replacement, electing instead to promote to senior executive vice president its operating business leaders, who will report directly to Hughes.

       "Clearly, Hal's leadership, knowledge and experience have contributed greatly to our 24-year record of consecutive earnings improvements," said Hughes,who credits Marshall with The Associates success in commercial lending. "That we can elevate members of our current team is a credit to Hal's ability to select and develop outstanding management talent."

       Named to senior executive vice president are David A. Brooks, 58, Insurance Operations; Wilfred Y. Horie, 52, International Operations; Lawrence J. Pelka, 56, Commercial Operations; Joseph N. Scarpinato, 53, Credit Card Operations; and Thomas R. Slone, 56, Consumer Operations.
The executives have a combined total of 89 years of experience with The Associates. They will join Roy A. Guthrie, 45, chief financial officer, as senior executive vice presidents of the company.

      In announcing his decision to retire, Marshall said, "We've worked hard to build The Associates into one of the nation's leading financial institutions, and the company is well positioned to continue its strong track record of performance. By making my decision public at this time, we can effect an orderly transition."

      Marshall began in the company's system of branch offices in 1961. In 1974, he organized the company's Transportation Division, which today is the world's largest financing source for the sale of heavy-duty trucks and truck trailers.

       He became president of the Commercial Division in 1980 and, since 1996, has served as president and chief operating officer of the corporation.

       Associates First Capital Corporation is a leading diversified finance company providing consumer and commercial finance, leasing and related services worldwide. Headquartered in Dallas, it is one of the nation's 100 largest companies, based on total market capitalization.
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